Exhibit 10.77

Summary of Director Compensation

     Directors are compensated with fees and stock options as follows:

     Fees

     Director compensation fees include an annual retainer of $20,000 and a flat fee, subject to certain fee caps described below, for attendance at each meeting of our board of directors and for attendance at each meeting of a board committee on which they serve as follows:

     Regularly Scheduled Board of Directors Meeting

Non-employee Director	$2,000 per meeting
Chairman	$3,000 per meeting

     Special Telephonic Board Meetings (fees limited to 10 meetings per year)

Non-employee Director	$1,000 per meeting
Chairman	$1,500 per meeting

     Audit Committee Meetings (fees limited to 10 meetings per year)

Non-employee Director	$2,000 per meeting
Chairman	$3,000 per meeting

     Compensation Committee Meetings (fees limited to 6 meetings per year)

Non-employee Director	$1,000 per meeting
Chairman	$1,500 per meeting

     Corporate Governance Committee Meetings (fees limited to 4 meetings per year)

Non-employee Director	$1,000 per meeting
Chairman	$1,500 per meeting

     Nominating Committee Meetings (fees limited to 4 meetings per year)

Non-employee Director	$500 per meeting
Chairman	$750 per meeting

     The sole employee director receives no additional cash compensation for his service on our board or any board committee. All directors are reimbursed for their expenses in connection with their service on the board and its committees.

Stock Options

Under the automatic option grant program under our 2002 Stock Incentive Plan, eligible non-employee members of our board of directors receive a series of option grants over their period of board service. Those option grants are as follows:

          Initial Grant. At the time of his or her initial election or appointment to the board, each new non-employee board member receives an option grant for 30,000 shares of our common stock, provided such individual has not previously been in our employ.

          Annual Grant. On the first trading day in July each year, each individual who is at that time serving as a non-employee board member receives one or more automatic stock option grants in accordance with the following formula:

           (i) Each non-employee board member on that annual grant date receives an option for 12,500 shares of our common stock, except that the chairperson of our board of directors receives an option grant for 17,500 shares.

           (ii) Each non-employee board member who is serving as a member of any of our board committees also receives an additional option grant for 1,000 shares of our common stock for each committee on which he or she is serving on the annual grant date.

           (iii) Each non-employee board member who is also serving as the chairperson of any of board committee at that time receives an additional option grant for 1,000 shares of our common stock for each committee on which he or she is serving as chairperson on the annual grant date.

There is no limit on the number of annual option grants any one eligible non-employee board member may receive over his or her period of continued board service, and non-employee board members who have previously been in our employ are eligible to receive one or more annual grants over their period of board service.

Each automatic grant has an exercise price per share equal to the fair market value per share of the Company's common stock on the grant date and has a maximum term of ten years, subject to earlier termination upon the later of (i) twelve months after the date of the optionee's cessation of board service for any reason or (ii) three months after the date the optionee is first free to sell the option shares without contravention of applicable federal and state securities laws. Each automatic option is immediately exercisable for all of the option shares. However, any shares purchased under such option will be subject to repurchase by the Company, at the lower of the exercise price paid per share or the fair market value per share, should the optionee cease board service prior to vesting in those shares.

The shares subject to each initial and annual automatic option grant vest as follows: one-third of those option shares vest upon the optionee's completion of one year of board service measured from the grant date of that option, and the remaining option shares vest in a series of twenty-four successive equal monthly installments upon the optionee's completion of each of the next twenty-four months of continued board service thereafter. However, the shares subject to each initial and annual option grant vest in full on an accelerated basis should the Company experience certain changes in control or ownership or should the optionee die or become disabled during his or her period of board service.